Exhibit 99

VF Reports 2015 Fourth Quarter and Full Year Results; Announces Outlook for 2016

  2015 revenue up 1 percent to $12.4 billion (up 6 percent currency neutral); excluding changes in foreign currency and last year’s 53rd week, 2015 revenue increased 7 percent;
  2015 EPS was up 20 percent to $2.85 from $2.38 per share in 2014; adjusted EPS, which excludes noncash impairment charges in both 2015 and 2014, was flat at $3.08 (up 12 percent currency neutral);
  2016 revenue expected to increase at a mid single-digit percentage rate;
  2016 gross margin expected to approximate 48.8 percent, net of an anticipated 70 basis points of negative impact from changes in foreign currency;
  2016 currency neutral EPS expected to increase 11 percent (up 5 percent reported) compared to adjusted EPS of $3.08 in 2015; and,
  Expected to return $1.5 billion to shareholders in 2016 through share repurchases and dividends.

GREENSBORO, N.C.--(BUSINESS WIRE)--February 19, 2016--VF Corporation (NYSE: VFC) today reported financial results for its fourth quarter and full year ended January 2, 2016. All per share amounts are on a diluted basis. This release refers to amounts as “reported”, “currency neutral” and “adjusted.” Currency neutral and adjusted amounts are non-GAAP financial measures described below under the “Currency Neutral – Excluding the Impact of Foreign Currency” and “Adjusted Amounts – Excluding Noncash Impairment Charges” paragraphs, respectively. Unless otherwise noted, currency neutral and reported amounts are the same. This release also refers to the impact of the 53rd week of 2014, as described under the “52/53 Week Fiscal Year” paragraph.

“The final quarter of 2015 challenged many companies to leverage core strengths and adapt quickly to a changing landscape,” said Eric Wiseman, VF Chairman and Chief Executive Officer. “Our focus, discipline and agility amid a softer consumer environment, record warm weather and a strengthening U.S. dollar have us well positioned to navigate what we believe to be a relatively short-term challenge. Going forward, I remain confident in VF’s ability to deliver continued long-term profitable growth and value creation for our shareholders.”

“Our full year 2015 was also affected by many of the same challenges we saw in the fourth quarter, including a tough comparison against 2014’s 53rd week,” continued Wiseman. “In fact, when normalized over 2014 and 2015, currency neutral revenue grew 7 percent and earnings grew 13 percent annually over this period, in line with our long-term earnings growth target.”

Fourth Quarter 2015 Review

  Revenue was down 5 percent (down 1 percent currency neutral). Excluding the impact of changes in foreign currency and the 53rd week, fourth quarter revenue increased 3 percent.
  Gross margin was 49.0 percent on a currency neutral basis, in line with last year. Reported gross margin was down 70 basis points to 48.3 percent as benefits from more favorable product costs and continued mix shift to higher margin businesses were offset by foreign currency headwinds and aggressive efforts to manage inventory.
  A $144 million pre-tax, noncash impairment charge ($0.23 per share after tax) was recorded to reduce the carrying value of intangible assets related to our 7 For All Mankind®, Ella Moss® and Splendid® brands.
  Operating income, on an adjusted basis, declined 6 percent to $541 million in the fourth quarter. On a GAAP basis, fourth quarter operating income was $397 million. Adjusted operating margin reached 15.8 percent, net of 70 basis points of foreign currency headwinds, compared with 16.2 percent in the fourth quarter of 2014. On a GAAP basis, fourth quarter operating margin was 11.6 percent compared with 5.1 percent in last year’s same period.
  Adjusted earnings per share was $0.95 per share compared with $0.98 per share during the same period last year. Excluding the negative impact of foreign currency, fourth quarter adjusted earnings per share was up 5 percent. On a GAAP basis, earnings per share was up 157 percent to $0.72.

The following table provides comparisons of changes in reported, currency neutral, and currency neutral excluding the 53rd week revenue growth rates for the fourth quarter of 2015.

Q4 2015
	% Change Reported	% Change Currency Neutral	% Change Currency Neutral & Excluding 53rd Week
Coalition Revenue
Outdoor & Action Sports	(3%)	1%	5%
Jeanswear	(2%)	1%	6%
Imagewear	(13%)	(12%)	(7%)
Sportswear	(9%)	(9%)	(6%)
Contemporary Brands	(19%)	(17%)	(10%)
Total Coalition Revenue	(5%)	(1%)	3%

Full Year 2015 Review

  Revenue increased 1 percent (up 6 percent currency neutral) to $12.4 billion driven by strength in our Outdoor & Action Sports coalition, and our international and direct-to-consumer platforms. For comparison purposes, excluding the impact of changes in foreign currency and the 53rd week, full year revenue increased 7 percent.
  Gross margin on a currency neutral basis improved 30 basis points to 49.1 percent. Reported gross margin was 48.3 percent, compared with 48.8 percent in 2014. For the full year, a continued shift in our revenue mix toward higher-margin businesses and more favorable product costs was more than offset by an 80 basis point negative impact from changes in foreign currency and aggressive efforts to manage inventory.
  Operating income on an adjusted basis was $1.8 billion, in line with 2014. On a GAAP basis, full year operating income was $1.7 billion. Adjusted operating margin was 14.6 percent in 2015, net of 70 basis points of foreign currency headwinds, compared with 14.9 percent in 2014. On a GAAP basis, operating margin was 13.4 percent in 2015 compared with 11.7 percent in 2014.
  Adjusted earnings per share was in line with 2014 adjusted EPS of $3.08 per share (up 12 percent currency neutral). On a GAAP basis, full year earnings per share was $2.85, an increase of 20 percent compared with 2014.

The following table provides comparisons of changes in reported, currency neutral, and currency neutral excluding the 53rd week revenue growth rates for the full year 2015.

2015
	% Change Reported	% Change Currency Neutral	% Change Currency Neutral & Excluding 53rd Week
Coalition Revenue
Outdoor & Action Sports	3%	9%	11%
Jeanswear	0%	4%	5%
Imagewear	(2%)	(1%)	0%
Sportswear	(2%)	(2%)	(1%)
Contemporary Brands	(14%)	(11%)	(9%)
Total Coalition Revenue	1%	6%	7%

Coalition Review

Fourth quarter revenue for the Outdoor & Action Sports coalition was down 3 percent (up 1 percent currency neutral) to $2.1 billion. Full year Outdoor & Action Sports revenue increased 3 percent in 2015 (up 9 percent currency neutral) to $7.4 billion. Excluding the negative impact of foreign currency and the 53rd week, fourth quarter and full year revenue increased 5 percent and 11 percent, respectively.

Fourth quarter revenue for The North Face® brand was down 4 percent (down 2 percent currency neutral) impacted significantly by record warm weather. Excluding the negative impact of foreign currency and the 53rd week, fourth quarter revenue for The North Face® brand was up 1 percent. By region, The North Face® brand’s revenue was down at a low-single digit percentage rate in the Americas, down at a low-teen percentage rate in Europe (down mid single-digit currency neutral), and down at a low-single digit percentage rate in Asia Pacific (up low single-digit currency neutral). For the full year, revenue for The North Face® brand grew 1 percent (up 5 percent currency neutral) to $2.3 billion. Excluding the negative impact of foreign currency and the 53rd week, 2015 revenue for The North Face® brand grew 6 percent.

Revenue for the Vans® brand in the fourth quarter was up 3 percent (up 8 percent currency neutral). Excluding the negative impact of foreign currency and the 53rd week, fourth quarter revenue for the Vans® brand increased 13 percent. Revenue in the Americas region was up at a low single-digit percentage rate in the quarter (up mid single-digit currency neutral), up more than 20 percent in the Asia Pacific region and down at a mid single-digit rate (up high single-digit currency neutral) in Europe. Revenue for the Vans® brand for the full year was up 7 percent (up 14 percent currency neutral) to reach $2.2 billion. Excluding the negative impact of foreign currency and the 53rd week, 2015 revenue for the Vans® brand was up 16 percent.

Timberland® brand revenue was down 4 percent (up 1 percent currency neutral) in the fourth quarter impacted significantly by record warm weather. Excluding the negative impact of foreign currency and the 53rd week, fourth quarter revenue for the Timberland® brand grew 5 percent. In the Americas region, revenue was down at a low single-digit rate and in Europe, the Timberland® brand was down at a high single-digit rate (up at a mid single-digit rate currency neutral). In Asia Pacific, fourth quarter revenue was down at a mid single-digit percentage rate (down low single-digit currency neutral). Full year Timberland® brand revenue was up 2 percent to $1.8 billion, or an increase of 10 percent on a currency neutral basis. Excluding the negative impact of foreign currency and the 53rd week, 2015 revenue for the Timberland® brand increased 12 percent.

Fourth quarter operating income for Outdoor & Action Sports declined 11 percent to $386 million (down 5 percent currency neutral). Operating margin was 18.4 percent in the quarter and 17.1 percent for the full year.

Jeanswear fourth quarter revenue was down 2 percent (up 1 percent currency neutral) to $737 million. Excluding the negative impact of foreign currency and the 53rd week, fourth quarter revenue for Jeanswear was up 6 percent. Revenue for the Americas region was down at a low single-digit rate (flat currency neutral). In Europe, revenue was down at a low double-digit percentage rate (up low single-digit currency neutral) and in Asia, revenue was up at a mid single-digit rate (up low double-digit currency neutral). In 2015, global Jeanswear revenue was flat at $2.8 billion (up 4 percent currency neutral).

Fourth quarter revenue for the Wrangler® brand was down 4 percent (down 1 percent currency neutral) with mid single-digit growth in the U.S. mass channel offset by weakness in the western specialty business. Wrangler® brand revenue in Europe was down at a low-teen percentage rate (down low single-digit currency neutral) and up at a high single-digit rate (up low double-digit currency neutral) in Asia Pacific. Full year revenue for the Wrangler® brand was unchanged on a reported basis, or up 4 percent currency neutral to reach $1.7 billion.

Revenue for the Lee® brand in the fourth quarter was in line with last year’s same period (up 5 percent currency neutral) including low single-digit growth in the Americas region, a mid single-digit percentage increase in Asia Pacific (up low double-digit currency neutral) and a high single-digit decline in Europe (up mid single-digit currency neutral). For the full year, reported revenue for the Lee® brand was consistent with 2014, or up 5 percent on a currency neutral basis.

Operating income for Jeanswear in the fourth quarter was down 1 percent to $141 million (up 9 percent currency neutral). Operating margin increased 40 basis points to 19.1 percent in the quarter, and was up 40 basis points for the full year to 19.2 percent.

Imagewear revenue was down 13 percent (down 12 percent currency neutral) in the fourth quarter to $259 million with low single-digit growth in the Licensed Sports Group business offset by more than 20 percent lower revenue in the workwear business due primarily to the impact of considerably lower oil and gas exploration. Excluding the negative impact of foreign currency and the 53rd week, fourth quarter revenue for Imagewear was down 7 percent. For the full year, revenue for the Imagewear coalition was down 2 percent (down 1 percent currency neutral) to $1.1 billion.

Fourth quarter operating income for Imagewear was down 19 percent to $39 million, with a 100 basis point decline in operating margin to 15.2 percent. For the full year, Imagewear operating margin was 14.6 percent, a 30 basis point decline over 2014.

Sportswear fourth quarter revenue decreased 9 percent to $196 million. Nautica® brand revenue was down at a low double-digit percentage rate and the Kipling® brand’s U.S. business was up at a low single-digit percentage rate compared with the same period last year. Excluding the negative impact of foreign currency and the 53rd week, fourth quarter revenue for Sportswear was down 6 percent. For the year, Sportswear coalition revenue was down 2 percent to $635 million.

In the fourth quarter, operating income decreased 12 percent to $28 million with a 50 basis point decrease in operating margin to 14.5 percent. 2015 operating margin for the Sportswear coalition improved 40 basis points to 12.4 percent, reflecting ongoing efforts to elevate the Nautica® brand’s business model.

Contemporary Brands coalition fourth quarter revenue was down 19 percent (down 17 percent currency neutral) to $86 million. Excluding the negative impact of foreign currency and the 53rd week, fourth quarter revenue for Contemporary Brands was down 10 percent. For the full year, Contemporary Brands coalition revenue was down 14 percent (down 11 percent currency neutral) to $344 million.

International Review

International revenue in the fourth quarter was down 6 percent (up 4 percent currency neutral). Excluding the negative impact of foreign currency and the 53rd week, fourth quarter international revenue was up 7 percent. Revenue in Europe was down 9 percent (up 2 percent currency neutral) and in the Asia Pacific region was up 3 percent (up 8 percent currency neutral). Revenue in the Americas (non-U.S.) region was down 8 percent (up 7 percent currency neutral). International revenue was 33 percent of total VF fourth quarter sales, the same ratio as 2014. For the full year, international revenue represented 36 percent of total VF sales, compared with 38 percent in 2014.

Direct-to-Consumer Review

Direct-to-consumer revenue was down 1 percent (up 3 percent currency neutral) in the fourth quarter, a result negatively impacted by record warm weather and a sluggish economic environment. Excluding the negative impact of foreign currency and the 53rd week, fourth quarter direct-to-consumer revenue was up 11 percent. There were 1,520 VF owned retail stores at the end of 2015. Direct-to-consumer revenue reached 34 percent of total revenue in the fourth quarter compared with 32 percent in the 2014 period. For the full year, direct-to-consumer revenue was 27 percent of total VF revenue compared with 26 percent in 2014.

Balance Sheet Review

Inventories were up 9 percent compared with December 2014 levels with more than half of the increase directly attributable to cold weather products. In 2015, VF’s cash generation from operations reached $1.1 billion and the company returned nearly $1.3 billion to shareholders through dividends and share repurchases.

Adjusted Amounts – Excluding Noncash Impairment Charges

As a result of our annual review of intangible assets, we recorded a $144 million pre-tax, noncash impairment charge in the fourth quarter of 2015 to reduce the carrying value of intangible assets related to our 7 For All Mankind®, Ella Moss® and Splendid® brands. On an after-tax basis, the charge totaled $97 million, which decreased fourth quarter and full year 2015 earnings per share by $0.23.

In 2014, we recorded a $396 million pre-tax, noncash impairment charge in the fourth quarter to reduce the carrying value of goodwill and intangible assets related to our 7 For All Mankind®, Ella Moss® and Splendid® brands. On an after-tax basis, the charge totaled $307 million, which decreased fourth quarter and full year 2014 earnings per share by $0.70.

All “adjusted amounts” referenced herein exclude the effects of these noncash impairment charges. Reconciliations of measures in accordance with U.S. generally accepted accounting principles (“GAAP”) to adjusted amounts are presented in the supplemental financial information included with this release, which identify and quantify all excluded items.

Currency Neutral – Excluding the Impact of Foreign Currency

This release refers to “currency neutral” amounts for the fourth quarter and full year 2015, and 2016 outlook. Currency neutral amounts exclude both the impact of translating foreign currencies into U.S. dollars and the impact of currency rate changes on foreign currency denominated transactions. This release also refers to “reported” amounts in accordance with GAAP, which include translation and transactional impacts from foreign currency exchange rates. Reconciliations of GAAP measures to currency neutral amounts for the fourth quarter and full year 2015 are presented in the attached supplemental financial information, which identify and quantify all excluded items.

52/53 Week Fiscal Year

VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year, and as a result, a 53rd week is added every five or six years. VF’s 2014 fiscal year included a 53rd week, which was the week ended January 3, 2015. Similarly, while fiscal quarters normally consist of 13-week periods, the fourth quarter of 2014 included a 14th week. For comparability between 2015 and 2014 financial results, certain estimates referenced herein exclude the impact of the 53rd week of 2014, which added approximately 1 percent of revenue growth.

2016 Outlook

“Going forward, we believe the current environment provides a significant opportunity for VF. With history as our teacher, we know that powerful brands and companies with strong balance sheets can capitalize on environments like this. That is exactly our intention,” continued Wiseman. “By focusing on our strengths – driving innovation into the marketplace, telling great stories to connect with consumers and operating with financial discipline – we will seize this opportunity to complete 2016 better positioned than we ever have been.”

Key points related to VF’s full year 2016 outlook include:

  Revenue is expected to increase at a mid single-digit percentage rate, including about one percentage point of negative impact from changes in foreign currency. By coalition, revenue for Outdoor & Action Sports is expected to increase at a high single-digit percentage rate; mid single-digit growth for Jeanswear; low single-digit growth for Imagewear; a slight decline in Sportswear; and, a mid single-digit decline in the Contemporary Brands business.
  International revenue is expected to increase at a high single-digit rate on a currency neutral basis (up mid single-digit reported). European revenue is expected to be up at a mid single-digit rate currency neutral (up low single-digit rate reported). In the Asia Pacific region, full year currency neutral revenue is expected to increase at a low double-digit percentage rate (up high single-digit reported). And in the Americas (non-U.S.) region, revenue is expected to be up at a low-teen percentage rate currency neutral (up low single-digit reported).
  Direct-to-consumer revenue is expected to grow at a low double-digit percentage rate, including about a point of negative impact from changes in foreign currency. Direct-to-consumer growth in 2016 will be driven by an increase of approximately 80 stores and comparable sales growth including an expected increase of more than 20 percent in e-commerce revenue.
  Gross margin is expected to improve by about 50 basis points to 48.8 percent, which includes about 70 basis points of headwind from changes in foreign currency.
  Operating margin is expected to reach 14.4 percent, including about 70 basis points from the anticipated negative impact of changes in foreign currency.
  Earnings per share, on a currency neutral basis, is expected to increase 11 percent (up 5 percent reported) compared to an adjusted EPS of $3.08 in 2015.
  Cash flow from operations is expected to reach $1.3 billion.
  VF expects to spend approximately $1 billion under the company’s share repurchase program. This represents a more than 35 percent increase over repurchases made in 2015, and when combined with the annual dividend, should return $1.5 billion to shareholders in 2016.
  Other full year assumptions include an approximate 23 percent effective tax rate and capital expenditures of approximately $300 million.

In the first quarter of 2016, we expect currency neutral revenue and earnings per share to be about flat. On a reported basis, revenue in the first quarter is expected to be about flat and earnings per share is expected to be down at a low double-digit percentage rate. In the second quarter of 2016, revenue should increase at a low single-digit percentage rate with a low single-digit decline in currency neutral earnings per share, or down high single-digit as reported. The second quarter of 2015 benefitted from a lower tax rate related to the settlement of prior years’ tax audits. Currency neutral revenue growth in the second half of 2016 should increase at a high single-digit percentage rate, with the strongest performance coming in the fourth quarter. We expect second half earnings per share to increase at a mid to high-teen percentage rate.

Dividend Declared

VF’s Board of Directors declared a quarterly dividend of $0.37 per share, payable on March 18, 2016 to shareholders of record on March 8, 2016.

Webcast Information

VF will hold its 2015 fourth quarter conference call and webcast today at approximately 8:30 a.m. Eastern Time. Interested parties should call (888) 820-9418 (U.S.) or (913) 312-9323 (international) to access the call. The conference call will be broadcast live and accessible at www.vfc.com. A replay of the conference call will be available through Feb. 26, 2016 at the same location or via telephone at 877-870-5176 (access code: 1884533).

About VF

VF Corporation (NYSE: VFC) is a global leader in the design, manufacture, marketing and distribution of branded lifestyle apparel, footwear and accessories. The company’s highly diversified portfolio of 30 powerful brands spans numerous geographies, product categories, consumer demographics and sales channels, giving VF a unique industry position and the ability to create sustainable, long-term growth for our customers and shareholders. The company’s largest brands are The North Face®, Vans®, Timberland®, Wrangler®, Lee® and Nautica®. For more information, visit www.vfc.com.

Forward-looking Statements

Certain statements included in this release and the attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to, the level of consumer demand for apparel, footwear and accessories; disruption to VF’s distribution system; VF's reliance on a small number of large customers; the financial strength of VF's customers; VF's ability to implement its business strategy; VF's ability to grow its international and direct-to-consumer businesses; VF and its customers’ ability to maintain the strength and security of information technology systems; stability of VF's manufacturing facilities and foreign suppliers; volatile and unpredictable weather patterns; continued use by VF's suppliers of ethical business practices; VF's ability to protect trademarks and other intellectual property rights; possible goodwill and other asset impairment; foreign currency fluctuations; changes in tax liabilities, and legal, regulatory, political and economic risks. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

VF CORPORATION Condensed Consolidated Statements of Income (Unaudited) (In thousands, except per share amounts)

	Three Months Ended December		%	Twelve Months Ended December		%
	2015	2014	Change	2015	2014	Change

Net sales	$3,380,160	$3,544,263	(5%)	$12,250,678	$12,154,784	1%
Royalty income	32,603	34,597	(6%)	126,066	127,377	(1%)

Total revenues	3,412,763	3,578,860	(5%)	12,376,744	12,282,161	1%

Costs and operating expenses
Cost of goods sold	1,763,297	1,823,625	(3%)	6,393,800	6,288,190	2%
Selling, general and administrative expenses	1,108,698	1,177,229	(6%)	4,178,386	4,159,885	-
Impairment of goodwill and intangible assets	143,562	396,362	(64%)	143,562	396,362	(64%)
	3,015,557	3,397,216	(11%)	10,715,748	10,844,437	(1%)

Operating income	397,206	181,644	119%	1,660,996	1,437,724	16%

Interest, net	(20,565)	(19,986)	3%	(82,262)	(79,814)	3%
Other income (expense), net	1,437	(1,335)	208%	1,655	(5,544)	130%

Income before income taxes	378,078	160,323	136%	1,580,389	1,352,366	17%

Income taxes	65,869	38,222	72%	348,796	304,861	14%

Net income	$312,209	$122,101	156%	$1,231,593	$1,047,505	18%

Earnings per common share
Basic	$0.73	$0.28	161%	$2.90	$2.42	20%
Diluted	$0.72	$0.28	157%	$2.85	$2.38	20%

Weighted average shares outstanding
Basic	425,814	431,645		425,408	432,611
Diluted	432,036	439,695		432,079	440,153

Cash dividends per common share	$0.3700	$0.3200	16%	$1.3300	$1.1075	20%

Basis of presentation of condensed consolidated financial statements: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. For presentation purposes herein, all references to the period ended December 2015 relate to the 13-week and 52-week fiscal periods ended January 2, 2016, and all references to the period ended December 2014 relate to the 14-week and 53-week fiscal periods ended January 3, 2015.

VF CORPORATION Condensed Consolidated Balance Sheets (Unaudited) (In thousands)

	December	December
	2015	2014

ASSETS
Current assets
Cash and equivalents	$945,605	$971,895
Accounts receivable, net	1,319,558	1,276,224
Inventories	1,611,994	1,482,804
Other current assets	285,979	300,646
Total current assets	4,163,136	4,031,569

Property, plant and equipment	988,159	942,181
Intangible assets	2,112,619	2,433,552
Goodwill	1,788,407	1,824,956
Other assets	587,221	613,042
Total assets	$9,639,542	$9,845,300

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$449,590	$21,822
Current portion of long-term debt	13,279	3,975
Accounts payable	689,594	690,842
Accrued liabilities	789,250	897,426
Total current liabilities	1,941,713	1,614,065

Long-term debt	1,401,820	1,413,847
Other liabilities	911,171	1,186,506

Stockholders' equity	5,384,838	5,630,882
Total liabilities and stockholders' equity	$9,639,542	$9,845,300

VF CORPORATION Condensed Consolidated Statements of Cash Flows (Unaudited) (In thousands)
	Twelve Months Ended December
	2015	2014

Operating activities
Net income	$1,231,593	$1,047,505
Impairment of goodwill and intangible assets	143,562	396,362
Depreciation and amortization	272,075	274,883
Other noncash adjustments to net income	(150,979)	18,299
Changes in operating assets and liabilities	(349,741)	(39,420)
Cash provided by operating activities	1,146,510	1,697,629

Investing activities
Capital expenditures	(254,501)	(234,077)
Software purchases	(63,283)	(67,943)
Other, net	(5,038)	(27,235)
Cash used by investing activities	(322,822)	(329,255)

Financing activities
Net increase in short-term borrowings	432,262	4,761
Payments on long-term debt	(3,975)	(4,760)
Payments of debt issuance costs	(1,475)	-
Purchases of treasury stock	(732,623)	(727,795)
Cash dividends paid	(565,275)	(478,933)
Net impact of stock issuance	87,791	99,306
Cash used by financing activities	(783,295)	(1,107,421)

Effect of foreign currency rate changes on cash and equivalents	(66,683)	(65,461)

Net change in cash and equivalents	(26,290)	195,492

Cash and equivalents - beginning of year	971,895	776,403

Cash and equivalents - end of year	$945,605	$971,895

VF CORPORATION Supplemental Financial Information Business Segment Information (Unaudited) (In thousands)

				% Change Currency Neutral**				% Change Currency Neutral**
	Three Months Ended December		%		Twelve Months Ended December		%
	2015	2014	Change		2015	2014	Change

Coalition revenues
Outdoor & Action Sports	$2,100,662	$2,164,324	(3%)	1%	$7,400,446	$7,198,994	3%	9%
Jeanswear	736,519	755,140	(2%)	1%	2,792,244	2,801,754	-	4%
Imagewear	259,341	298,305	(13%)	(12%)	1,082,565	1,104,038	(2%)	(1%)
Sportswear	195,511	215,154	(9%)	(9%)	635,056	650,203	(2%)	(2%)
Contemporary Brands	86,484	106,694	(19%)	(17%)	344,089	400,431	(14%)	(11%)
Other	34,246	39,243	(13%)	(13%)	122,344	126,741	(3%)	(3%)

Total coalition revenues	$3,412,763	$3,578,860	(5%)	(1%)	$12,376,744	$12,282,161	1%	6%

Coalition profit
Outdoor & Action Sports	$385,723	$432,345	(11%)	(5%)	$1,266,763	$1,312,963	(4%)	7%
Jeanswear	140,641	141,571	(1%)	9%	535,385	527,972	1%	7%
Imagewear	39,332	48,408	(19%)	(15%)	157,959	164,352	(4%)	-
Sportswear	28,411	32,171	(12%)	(12%)	78,879	77,972	1%	1%
Contemporary Brands	901	1,809	(50%)	(1%)	5,845	23,420	(75%)	(64%)
Other	(343)	(603)	*	*	15,135	(2,600)	*	*

Total coalition profit	594,665	655,701	(9%)	(3%)	2,059,966	2,104,079	(2%)	7%

Impairment of goodwill and intangible assets	(143,562)	(396,362)	(64%)	(64%)	(143,562)	(396,362)	(64%)	(64%)
Corporate and other expenses	(52,460)	(79,030)	(34%)	(34%)	(253,753)	(275,537)	(8%)	(8%)
Interest, net	(20,565)	(19,986)	3%	3%	(82,262)	(79,814)	3%	3%

Income before income taxes	$378,078	$160,323	136%	163%	$1,580,389	$1,352,366	17%	31%

* Calculation not meaningful
**Refer to currency neutral definition on following page

VF CORPORATION Supplemental Financial Information Business Segment Information – Currency Neutral Basis (Unaudited) (In thousands)

	Three Months Ended December 2015

	As Reported	Adjust for Foreign
	under GAAP	Currency Exchange	Currency Neutral

Coalition revenues
Outdoor & Action Sports	$2,100,662	$88,721	$2,189,383
Jeanswear	736,519	23,764	760,283
Imagewear	259,341	2,797	262,138
Sportswear	195,511	-	195,511
Contemporary Brands	86,484	2,354	88,838
Other	34,246	-	34,246

Total coalition revenues	$3,412,763	$117,636	$3,530,399

Coalition profit
Outdoor & Action Sports	$385,723	$26,070	$411,793
Jeanswear	140,641	14,079	154,720
Imagewear	39,332	1,820	41,152
Sportswear	28,411	-	28,411
Contemporary Brands	901	892	1,793
Other	(343)	-	(343)

Total coalition profit	594,665	42,861	637,526

Impairment of goodwill and intangible assets	(143,562)	-	(143,562)
Corporate and other expenses	(52,460)	(23)	(52,483)
Interest, net	(20,565)	-	(20,565)

Income before income taxes	$378,078	$42,838	$420,916
Diluted earnings per share growth	157%	29%	186%

Currency Neutral Financial Information

VF is a global company that reports financial information in U.S. dollars in accordance with GAAP.  Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars, and from entering foreign currency transactions. These rate fluctuations can have a significant effect on reported operating results.  As a supplement to our reported operating results, we present currency neutral financial information, which is a non-GAAP financial measure that excludes the incremental current year impact of foreign currency exchange. We use currency neutral information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation and transaction gains and losses. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate foreign currency translation on a currency neutral basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period). Similarly, transaction gains and losses on a currency neutral basis are calculated using exchange rates from the comparable period of the prior year.

These currency neutral performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP.  The currency neutral information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION Supplemental Financial Information Reconciliation of Select GAAP Measures to Non-GAAP Measures (Unaudited) (In thousands, except per share amounts)

	Twelve Months Ended December 2015

	As Reported	Adjust for Foreign
	under GAAP	Currency Exchange	Currency Neutral

Coalition revenues
Outdoor & Action Sports	$7,400,446	$470,565	$7,871,011
Jeanswear	2,792,244	111,336	2,903,580
Imagewear	1,082,565	9,797	1,092,362
Sportswear	635,056	-	635,056
Contemporary Brands	344,089	13,398	357,487
Other	122,344	-	122,344

Total coalition revenues	$12,376,744	$605,096	$12,981,840

Coalition profit
Outdoor & Action Sports	$1,266,763	$143,604	$1,410,367
Jeanswear	535,385	32,118	567,503
Imagewear	157,959	5,818	163,777
Sportswear	78,879	-	78,879
Contemporary Brands	5,845	2,494	8,339
Other	15,135	-	15,135

Total coalition profit	2,059,966	184,034	2,244,000

Impairment of goodwill and intangible assets	(143,562)	-	(143,562)
Corporate and other expenses	(253,753)	881	(252,872)
Interest, net	(82,262)	-	(82,262)

Income before income taxes	$1,580,389	$184,915	$1,765,304
Diluted earnings per share growth	20%	15%	35%

Currency Neutral Financial Information

VF is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars, and from entering foreign currency transactions. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present currency neutral financial information, which is a non-GAAP financial measure that excludes the incremental current year impact of foreign currency exchange. We use currency neutral information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation and transaction gains and losses. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate foreign currency translation on a currency neutral basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period). Similarly, transaction gains and losses on a currency neutral basis are calculated using exchange rates from the comparable period of the prior year.

These currency neutral performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The currency neutral information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION Supplemental Financial Information Reconciliation of Select GAAP Measures to Non-GAAP Measures (Unaudited) (In thousands, except per share amounts)

	Three Months		Three Months
	Ended	Operating	Ended	Operating
	December 2015	Margin	December 2014	Margin

Operating Income, as reported under GAAP	$397,206	11.6%	$181,644	5.1%

Impairment of goodwill and intangible assets	143,562		396,362

Operating Income, as adjusted	$540,768	15.8%	$578,006	16.2%

Net Income, as reported under GAAP	$312,209		$122,101

Impairment of goodwill and intangible assets	97,110		306,831

Net Income, as adjusted	$409,319		$428,932

Diluted earnings per share, as reported under GAAP	$0.72		$0.28

Impairment of goodwill and intangible assets	0.23		0.70

Diluted earnings per share, as adjusted	$0.95		$0.98

	Twelve Months		Twelve Months
	Ended	Operating	Ended	Operating
	December 2015	Margin	December 2014	Margin

Operating Income, as reported under GAAP	$1,660,996	13.4%	$1,437,724	11.7%

Impairment of goodwill and intangible assets	143,562		396,362

Operating Income, as adjusted	$1,804,558	14.6%	$1,834,086	14.9%

Net Income, as reported under GAAP	$1,231,593		$1,047,505

Impairment of goodwill and intangible assets	97,110		306,831

Net Income, as adjusted	$1,328,703		$1,354,336

Diluted earnings per share, as reported under GAAP	$2.85		$2.38

Impairment of goodwill and intangible assets	0.23		0.70

Diluted earnings per share, as adjusted	$3.08		$3.08

Non-GAAP Financial Information
The financial information above has been presented on a GAAP basis and on an adjusted basis which excludes the impact of impairment charges for goodwill and intangible assets. These adjusted presentations are non-GAAP measures. Management believes these measures provide investors with useful supplemental information regarding VF's underlying business trends and the performance of VF's ongoing operations and are useful for period-over-period comparisons of such operations.

Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP financial measures are useful in evaluating the business, this information should be considered as supplemental in nature and should be viewed in addition to, and not in lieu of or superior to, VF's operating performance measures calculated in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures presented by other companies.

CONTACT:
VF Corporation
Lance Allega
V.P., Investor Relations & Strategic Accounts
336-424-6082
or
Craig Hodges
Director, Public Relations
336-424-5636